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                                                                      Exhibit 99

[DMS Logo]




FOR IMMEDIATE RELEASE


Linda Jenkinson, Chief Executive Officer       Glenn Wiener (Investors)
Marko Bogoievski, Chief Financial Officer      212.704.8174
Dispatch Management Services Corp.             Nick Ragone (Media)
212.947.6890                                   212.704.4552
                                               Edelman Financial Worldwide


                       DISPATCH MANAGEMENT SERVICES CORP.
                         ADOPTS STOCKHOLDER RIGHTS PLAN



NEW YORK, NY, DECEMBER 18, 1998--Dispatch Management Services Corp. (Nasdaq:
DMSC) announced today that its Board of Directors has adopted a stockholder rights plan under which preferred share purchase rights have been granted as a dividend distribution at the rate of one Right for each share of the Company's common stock held of record as of the close of business on December 28, 1998.

The Plan is designed to help ensure that all stockholders of the Company receive fair value for their shares of common stock in the event of any proposed takeover of the Company and to guard against the use of partial tender offers or other coercive tactics to gain control of the Company without offering fair value to the Company's stockholders. The Company's adoption of the Plan was not in response to any acquisition proposal.

Under the terms of the Rights Plan, the Board has declared a dividend distribution of one Right for each share of common stock. Stockholders will not actually receive certificates for the Rights at this time. The Rights, which expire on December 28, 2008, will become part of each share.

Each Right will entitle the holder to buy 1/100 of a share of newly designated Series C Junior Participating Preferred Shares of the Company at a purchase price of $93. Each Preferred Share fraction is designed to be equivalent in voting and dividend rights to one share of common stock. The Rights will become exercisable for Preferred Shares and will trade separately from the common stock (at which time stockholders will receive certificates for the Rights) only if a person or group acquires beneficial ownership of 15% or more of the common stock, with certain exceptions, or commences a tender or exchange offer that would result in such beneficial ownership.

                                     -more-


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DISPATCH MANAGEMENT SERVICES CORP. ADOPTS STOCKHOLDER RIGHTS PLAN
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If any person acquires 15% or more of the common stock, with certain exceptions, other than through a tender or exchange offer that provides a fair price and other fair terms for such shares, the other stockholders will be able to exercise the Rights and buy shares of common stock having twice the value of the exercise price of the Rights. In addition, if the Company later is involved in a merger where its shares are exchanged or there is a major sale of its assets, stockholders will be able to purchase the other party's common shares in an amount equal to twice the value of the exercise price of the Rights. Upon the occurrence of any of these events, the Rights will no longer be exercisable for Preferred Shares.

The Company will be entitled to redeem the Rights at $.001 per Right at any time until the tenth day following public announcement that a person or group has acquired a 15% ownership position in common stock. The Company, in its discretion, may extend the period during which it can redeem the Rights.

Further details about the Plan are provided in a letter that will be mailed to all DMS stockholders.

Dispatch Management Services Corporation provides on-demand, dispatch-based services. The majority of the company's operations are point-to-point courier with a smaller point-to-point car services segment (i.e., intra-city delivery in less than 2 hours). DMS operates in 18 of the largest metropolitan markets in the United States, as well as the United Kingdom, New Zealand and Australia.


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